Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Joseph Lovechio, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS
THIRD-QUARTER 2012 RESULTS

Raising Full-Year Ongoing Business EPS Guidance

Ongoing Business Operating Profit Improves 140 Percent During the Quarter;
GAAP Operating Profit Improves 60 Percent

Continued Margin Expansion With Revenue Up 5 percent
Excluding Currency and Tax Credits

BENTON HARBOR, Mich., October 23, 2012 - Whirlpool Corporation (NYSE: WHR) announced today third-quarter GAAP net earnings of $74 million, or $0.94 per diluted share, compared to net earnings of $177 million, or $2.27 per diluted share reported during the same period last year. Prior-year GAAP earnings included tax credits of $2.35 per share. On an adjusted basis, diluted earnings per share(1) improved significantly to $1.80 compared to $0.29 in the prior year driven by continued favorable product price and mix and the benefit of cost and capacity-reduction initiatives.

Sales in the quarter were $4.5 billion, compared to $4.6 billion in 2011. Excluding the impact of both foreign currency and lower Brazilian (BEFIEX) tax credits, sales increased approximately 5 percent driven by strong product price and mix.

“We have delivered three consecutive quarters of year-over-year operating margin improvement this year driven by the actions we outlined last October,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. "Our ongoing business performance should continue to improve due to our strong cadence of new product innovations, the benefit of our cost savings programs and positive trends in U.S. housing.”

Third-quarter GAAP operating profit totaled $214 million compared with $136 million in the prior year primarily driven by positive product price and mix, partially offset by reduced monetization of Brazilian (BEFIEX) tax credits and higher material costs. On an adjusted basis, third-quarter operating profit(2) totaled $263 million, approximately 6 percent of sales, and was up significantly from the $110 million, or approximately 2 percent of sales, reported in the prior year. Continued improvement in product price and mix and cost and capacity-reduction initiatives positively impacted results during the quarter.

During the three months ended September 30, 2012, the company reported cash flow used in operating activities of $(161) million compared to $(342) million in the prior-year period. Current year results include a $275 million non-recurring settlement for the Brazilian collection dispute and $164 million in U.S. pension contributions.

OUTLOOK
Whirlpool Corporation is increasing its full-year ongoing business operations diluted earnings per share(1) guidance to $6.90 to $7.10 compared to the previous range of $6.50 to $7.00. The company maintains its full-year GAAP diluted earnings per share guidance of $5.00 to $5.50. This assumes a full-year effective tax rate of 25 percent.

	2012* EPS Outlook
GAAP EPS	$5.00
Restructuring Expense ($250M - $270M)	2.30	—	2.50
Brazilian (BEFIEX) Tax Credits ($40M - $45M)	(0.50)	—	(0.55)
Benefit Plan Curtailment Gain ($49M)	(0.39)
Contract and Patent Resolutions ($22M)	0.17
Antitrust Resolutions ($8M)	0.11
Investment Impairment ($7M)	0.08
Normalized Tax Rate Adjustment**	0.16
Ongoing Business Operations EPS(1)	$6.90	—	$7.10

*The U.S. energy tax program concluded at the end of 2011. 2012 outlook does not include energy tax credits.
**The company has made an adjustment to its ongoing business operations EPS to reflect a rate of 25 percent which is consistent with the full-year tax rate assumption.

The company now expects to generate free cash flow(3) between $125 million and $175 million, up from $100 million and $150 million. Included in this guidance is the $275 million final installment to settle the Brazilian collection dispute, $110 million for antitrust payments, pension contributions of up to $200 million and restructuring cash outlays of up to $250 million.

"We are increasing our full-year ongoing business operations EPS and free cash flow outlook based on our year-to-date performance and strong momentum we see in the business today," said Fettig. "Our margin expansion efforts are working and consumers continue to show preference for our brands and innovative product offerings around the world. We are executing against our long-term growth strategy, investing in areas key to our future success and are well positioned for global industry demand recovery.”

THIRD-QUARTER REGIONAL REVIEW

Whirlpool North America
Third-quarter sales of $2.4 billion increased approximately 2 percent from the prior year. Overall, North America unit shipments decreased approximately 5 percent. The North America region reported operating profit of $227 million, exceeding 9 percent of sales, compared to $62 million, approximately 3 percent of sales, in the previous year. Product price and mix combined with cost and capacity-reduction actions more than offset higher material costs to expand operating margins. This marks the fourth consecutive quarter of year-over-year operating profit margin improvement.

Based on the current economic outlook, the company continues to expect full-year 2012 U.S. industry unit shipments to be flat to down 2 percent.

Whirlpool Latin America
Whirlpool Latin America reported third-quarter sales of $1.2 billion essentially equal to the prior-year period. Excluding currency translation and Brazilian (BEFIEX) tax credits, sales increased 21 percent on higher volumes and improved product price and mix. Unit shipments for the region increased approximately 15 percent.

The region reported operating profit of $118 million compared to $147 million in the previous year. During the 2012 and 2011 quarters, the company monetized $13 million and $62 million of Brazilian (BEFIEX) tax credits, respectively. On an adjusted basis, operating profit(4) totaled $105 million, approximately 9 percent of sales, versus $85 million, approximately 8 percent of sales, in the prior year. Favorable product price and mix more than offset higher material costs.

The company now expects full-year 2012 appliance industry shipments in the Latin America region to increase in the 7 to 10 percent range.

Whirlpool Europe, Middle East and Africa
Whirlpool Europe, Middle East and Africa reported third-quarter sales of $703 million versus $874 million in the prior year. Excluding currency translation, sales decreased approximately 10 percent. Unit shipments for the region decreased 9 percent.

The region reported an operating loss of $(35) million, compared to the $(12) million operating loss in the prior-year period. Favorable cost and capacity-reduction initiatives were more than offset by lower production levels due to weak demand across the region, unfavorable currency and higher material costs.

The company now expects full-year 2012 industry unit shipments to decrease in the range of 2 to 3 percent.

Whirlpool Asia
Whirlpool Asia reported third-quarter sales of $201 million versus $215 million in the prior year. Excluding the impact of currency, sales increased 2 percent. Asia unit shipments decreased 1 percent.

Operating profit of $7 million in the third quarter was up compared to $4 million in the prior-year period. Favorable product price and mix more than offset unfavorable currency and higher material costs.

The company now expects full-year 2012 industry unit shipments in Asia to decrease 5 to 7 percent.

(1) A reconciliation of ongoing business operations/adjusted diluted earnings per share, non-GAAP financial measures, to reported diluted earnings per share and other important information, appears on page 12.
(2) A reconciliation of ongoing business operations/adjusted operating profit, non-GAAP financial measures, to reported operating profit and other important information, appears on page 12.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by / (used in) operating activities and other important information, appears on page 14.
(4) A reconciliation of ongoing business operations/adjusted operating profit by segment, non-GAAP financial measures, to reported operating profit by segment and other important information, appears on page 13.

THIRD-QUARTER 2012 PRODUCT LAUNCHES
Whirlpool North America Region launched:

•
A full suite of kitchen appliances for the Whirlpool brand - the Ice Collection - which includes refrigerators, wall ovens, ranges, microwaves, and dishwashers. Defined by metallic accents and streamlined controls, the collection integrates seamlessly into any kitchen.

•
The KitchenAid brand Even-Heat built-in wall ovens combine a unique bow-tie shaped baffle with a convection fan and element to thoroughly circulate heated air around all three racks to provide the most even baking among leading premium brand 30-inch models.

•	New KitchenAid brand ENERGY STAR® qualified French door refrigerators with advanced Preserva Food Care System helps keep foods fresh and flavorful while protecting them from spoilage and freezer burn.

Whirlpool Latin America Region launched:

•	A line of Brastemp brand Ative! washers with Smart Sensor technology that calculates the weight of clothes and automatically doses the right amount of liquid soap and fabric conditioner.

•	The Brastemp brand water purifier facilitates access for the hearing and visually impaired.

•	A Consul brand Split Inverter with multiple filtering that eliminates 99.9 percent of bacteria, mold and dust while providing reduced energy consumption.

•	A line of Whirlpool brand frost-free refrigerators in Argentina feature LED display and touch-screen technology to simplify everyday tasks.

Whirlpool Europe, Middle East and Africa Region launched:

•
Whirlpool brand Family Chef microwave oven with Bread Defrost function that combines the speed of Jet Defrost with the company's exclusive Crisp technology. An advanced Air Convection system provides the baking results of a traditional oven in a fraction of the time.

•	A set of Whirlpool brand front-load and top-load washers with 6th SENSE 15° Celsius technology that offers superb cleaning performance at lower temperatures to keep colors bright.

•	The Whirlpool brand Art Gallery hood collection allowing consumers to transform their kitchens and cooking areas into a high-quality, innovative appliance art exhibit.

•	The Maytag brand drying cabinet features an enhanced LED display, touch-sensitive control panel and a capacity that is equivalent to an almost 50-foot clothesline.

Whirlpool Asia Region launched:

•	New Whirlpool brand Neo iChill frost free refrigerator models in India with smaller capacities. These refrigerators offer deep freeze technology and are able to retain cooling during power outages.

•
A suite of Whirlpool brand built-in kitchen appliances in India, including a fully automatic hood and a premium oven that cooks up to three dishes at the same time. The new kitchen appliances also include built in cooktops, dishwashers and water purifiers.

•	The Venus top-load washer by Whirlpool brand in China includes a glass lid with touch-screen blue LED control panel.

THIRD-QUARTER 2012 AWARDS AND ACCOMPLISHMENTS

•
Whirlpool Corporation ranked first place among all major appliance companies for customer satisfaction in the 2012 annual American Customer Satisfaction Index (ACSI). The company has led or tied for first place each year since 1996.

•
The company's United States, Whirlpool and Maytag brand front- and top-load washers were recognized by a leading consumer magazine with six top-ten recommended product rankings and three top-ten "best buy" designations.

•
In the United States, Whirlpool brand's single cavity convection wall oven was among the top rated and noted as a "best buy" by a leading consumer magazine. The brand's thermal oven was also named a "best buy" and achieved a number two rating.

About Whirlpool Corporation
Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion in 2011, 68,000 employees, and 65 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) inventory and other asset risk; (5) global, political and/or economic uncertainty and disruptions, especially in Whirlpool's significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (6) The impact of the European debt crisis; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (9) litigation and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (10) product liability and product recall costs; (11) the effects and costs of governmental investigations or related actions by third parties; (12) Whirlpool's ability to obtain and protect intellectual property rights; (13) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (14) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans; (15) information technology system failures and data security breaches; (16) the impact of labor relations; (17) our ability to attract, develop and retain executives and other qualified employees; (18) changes in the legal and regulatory environment including environmental and health and safety regulations; and (19) the ability of Whirlpool to manage foreign currency fluctuations. Additional information concerning these and other factors can be found in Whirlpool Corporation's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
FOR THE PERIOD ENDED SEPTEMBER 30
(Millions of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	2012	2011	2012	2011
Net sales	$4,495	$4,625	$13,355	$13,755
Expenses
Cost of products sold	3,791	4,052	11,271	11,891
Gross margin	704	573	2,084	1,864
Selling, general and administrative	420	394	1,272	1,199
Intangible amortization	8	7	23	21
Restructuring costs	62	36	175	58
Operating profit	214	136	614	586
Other income (expense)
Interest and sundry income (expense)	(39)	(27)	(80)	(584)
Interest expense	(48)	(51)	(150)	(160)
Earnings (loss) before income taxes	127	58	384	(158)
Income tax expense (benefit)	47	(123)	87	(353)
Net earnings	80	181	297	195
Less: Net earnings available to noncontrolling interests	6	4	18	10
Net earnings available to Whirlpool	$74	$177	$279	$185
Per share of common stock
Basic net earnings available to Whirlpool	$0.95	$2.31	$3.58	$2.41
Diluted net earnings available to Whirlpool	$0.94	$2.27	$3.53	$2.37
Dividends	$0.50	$0.50	$1.50	$1.43
Weighted-average shares outstanding (in millions)
Basic	78.3	76.9	77.9	76.8
Diluted	79.3	78.1	79.0	78.1
Comprehensive income (loss)	$135	$(129)	$202	$95

WHIRLPOOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions of dollars, except share data)

	(Unaudited)
	September 30, 2012	December 31, 2011
Assets
Current assets
Cash and equivalents	$518	$1,109
Accounts receivable, net of allowance of $66 and $61, respectively	2,266	2,105
Inventories	2,598	2,354
Deferred income taxes	508	248
Prepaid and other current assets	714	606
Total current assets	6,604	6,422
Property, net of accumulated depreciation of $6,092 and $6,146, respectively	2,947	3,102
Goodwill	1,728	1,727
Other intangibles, net of accumulated amortization of $203 and $177, respectively	1,732	1,757
Deferred income taxes	1,716	1,893
Other noncurrent assets	245	280
Total assets	$14,972	$15,181
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,588	$3,512
Accrued expenses	681	951
Accrued advertising and promotions	416	429
Employee compensation	450	365
Notes payable	20	1
Current maturities of long-term debt	510	361
Other current liabilities	695	678
Total current liabilities	6,360	6,297
Noncurrent liabilities
Long-term debt	1,920	2,129
Pension benefits	1,309	1,487
Postretirement benefits	408	430
Other noncurrent liabilities	534	558
Total noncurrent liabilities	4,171	4,604
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 107 million and 106 million shares issued and 78 million and 76 million shares outstanding, respectively	107	106
Additional paid-in capital	2,242	2,201
Retained earnings	5,083	4,922
Accumulated other comprehensive loss	(1,318)	(1,226)
Treasury stock, 29 million and 30 million shares, respectively	(1,781)	(1,822)
Total Whirlpool stockholders’ equity	4,333	4,181
Noncontrolling interests	108	99
Total stockholders’ equity	4,441	4,280
Total liabilities and stockholders’ equity	$14,972	$15,181

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30
(Millions of dollars)

	2012	2011
Operating activities
Net earnings	$297	$195
Adjustments to reconcile net earnings to cash used in operating activities:
Depreciation and amortization	425	422
Settlement of Brazilian collection dispute	(275)	144
Curtailment gain	(52)	—
Changes in assets and liabilities:
Accounts receivable	(188)	(64)
Inventories	(260)	(171)
Accounts payable	134	4
Accrued advertising and promotions	(15)	(80)
Product recall	—	(14)
Taxes deferred and payable, net	(63)	(476)
Accrued pension and postretirement benefits	(213)	(298)
Employee compensation	160	(83)
Other	(111)	79
Cash used in operating activities	(161)	(342)
Investing activities
Capital expenditures	(276)	(417)
Proceeds from sale of assets	2	20
Investment in related businesses	—	(7)
Other	—	(4)
Cash used in investing activities	(274)	(408)
Financing activities
Proceeds from borrowings of long-term debt	300	300
Repayments of long-term debt	(359)	(310)
Dividends paid	(116)	(110)
Net proceeds from short-term borrowings	19	14
Common stock issued	14	14
Other	(19)	(12)
Cash used in financing activities	(161)	(104)
Effect of exchange rate changes on cash and equivalents	5	(3)
Decrease in cash and equivalents	(591)	(857)
Cash and equivalents at beginning of period	1,109	1,368
Cash and equivalents at end of period	$518	$511

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF INCOME RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which we refer to as "ongoing business operations" measures, including adjusted operating profit, adjusted earnings (loss) before income taxes (hereafter referred to as “adjusted earnings (loss) before tax”), adjusted diluted earnings per share available to Whirlpool common stockholders (hereafter referred to as “adjusted diluted earnings per share”), adjusted operating profit by segment (hereafter referred to as “adjusted segment operating profit”), and free cash flow. Ongoing business operations measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating profit, adjusted earnings before tax, adjusted diluted earnings per share and adjusted segment operating profit are important indicators of our operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating profit, earnings before income taxes, diluted net earnings per share available to Whirlpool common stockholders and cash provided by operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the following reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share
The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes, and diluted earnings per share available to Whirlpool common stockholders, for the three months ended September 30, 2012.

	Three Months Ended
	September 30, 2012
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$214	$127	$0.94
Restructuring Expense (a)	62	62	0.57
Brazilian Tax Credits (BEFIEX) (b)	(13)	(13)	(0.16)
Contract and Patent Resolutions (c)	—	22	0.17
Normalized Tax Rate Adjustment (d)	—	—	0.28
Adjusted Non-GAAP measure	$263	$198	$1.80

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes, and diluted earnings per share available to Whirlpool common stockholders, for the three months ended September 30, 2011.

	Three Months Ended
	September 30, 2011
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$136	$58	$2.27
Restructuring Expense (a)	36	36	0.29
Brazilian Tax Credits (BEFIEX) (b)	(62)	(62)	(0.79)
Brazilian Collection Dispute & Antitrust Resolutions(e)	—	6	0.08
Energy Tax Credits ($122M) (f)	—	—	(1.56)
Adjusted Non-GAAP measure	$110	$38	$0.29

Ongoing Business Operations Measures - Adjusted Segment Operating Profit

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three months ended September 30, 2012.

	Three Months Ended
	September 30, 2012
	Segment Operating Profit	Restructuring Expense (a)	Brazilian Tax Credits (BEFIEX) (b)	Adjusted Segment Operating Profit
North America	$227	$—	$—	$227
Latin America	118	—	(13)	105
EMEA	(35)	—	—	(35)
Asia	7	—	—	7
Other/Eliminations	(103)	62	—	(41)
Total Whirlpool Corporation	$214	$62	$(13)	$263

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three months ended September 30, 2011.

	Three Months Ended
	September 30, 2011
	Segment Operating Profit	Restructuring Expense (a)	Brazilian Tax Credits (BEFIEX) (b)	Adjusted Segment Operating Profit
North America	$62	$—	$—	$62
Latin America	147	—	(62)	85
EMEA	(12)	—	—	(12)
Asia	4	—	—	4
Other/Eliminations	(65)	36	—	(29)
Total Whirlpool Corporation	$136	$36	$(62)	$110

Footnotes:

a.
During the third quarters of 2012 and 2011, we recorded restructuring charges of $62 million and $36 million, respectively. The diluted earnings per share impacts are calculated based on income tax impacts of $18 million and $13 million, respectively.

b.
During the third quarters of 2012 and 2011, we monetized Brazilian (BEFIEX) tax credits of $13 million and $62 million, respectively. Brazilian (BEFIEX) tax credits recognized are not subject to income taxes. The diluted earnings per share impact is calculated based on an income tax impact of $0 million.

c.
During the third quarter of 2012, we recorded net expenses of $22 million primarily due to the conclusion of long-standing United States contract and patent litigation. The diluted earnings per share impact is calculated based on income tax impact of approximately $8M.

d.	During the third quarter of 2012, we made an adjustment to tax expense to reflect the expected full-year effective tax rate of 25 percent for 2012.

e.
During the third quarter of 2011, we recognized an increased accrual of $6 million related to the ongoing Embraco antitrust matters. The diluted earnings per share impact is calculated based on an associated income tax impact of $0 due to the non-deductibility of the expense for income tax purposes.

f.	During the third quarter of 2011, we earned U.S. energy tax credits of $122 million. The diluted earnings per share impact is calculated based on an income tax impact of $122 million.

Free Cash Flow (2012 Outlook)

As defined by the company, free cash flow is cash provided by operating activities after capital expenditures and proceeds from the sale of assets. The reconciliation provided below reconciles projected 2012 full-year free cash flow with projected cash provided by / (used in) operating activities, the most directly comparable GAAP financial measure.

(millions of dollars)	2012 Outlook*
Cash provided by / (used in) operating activities	$625	$725
Capital expenditures and proceeds from sale of assets	(500)	(550)
Free Cash Flow	$125	$175
*Includes Brazilian collection dispute 2012 payment, antitrust resolutions, restructuring cash payments and pension contributions.

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